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                                   EXHIBIT 99.1

                DAMES & MOORE GROUP ANNOUNCES INTENT TO PURCHASE
                              RADIAN INTERNATIONAL

  PROPOSED ACQUISITION IS EXPECTED TO RESULT IN SIGNIFICANT EFFICIENCIES AND
              BE ACCRETIVE TO SHAREHOLDERS BEYOND THE CURRENT YEAR


     LOS ANGELES, June 24, 1998--Dames & Moore Group (NYSE:DM) announced today that it will acquire Radian International LLC from its owner The Dow Chemical Company for approximately $117 million. The acquisition price will be paid in cash at closing, which, subject to regulatory approval, is anticipated to occur in the next couple of months. Radian is a leading multinational engineering, consulting and construction firm with annualized revenues of approximately $300 million and over 2,000 employees in 36 U.S. and 12 international offices. Radian will become a wholly owned subsidiary of Dames & Moore Group.

     Headquartered in Austin, Texas, Radian offers a broad range of technical and consulting services to the private and public sectors. Areas of expertise include: process engineering, detailed design, construction management, pollution monitoring, information management, and remediation and related construction services. The company also provides services on an outsourced basis to its clients in the areas of total chemical management, environmental, and health and safety services. In addition, through its international locations, Radian is strategically positioned to provide its multinational clients with services on a global basis.

     Dames & Moore Group Chief Executive Officer Arthur C. Darrow said, "Radian has earned an outstanding reputation for the quality and reliability of its engineering and technical services as well as its technological innovation. The acquisition of Radian will greatly expand our process/chemical engineering division and extend our client base in the chemical industry. This acquisition will raise Dames & Moore Group's annualized gross revenues to over $1 billion, and create one of the largest engineering businesses in the world. Many synergies are expected to result from this acquisition, ranging from broader business opportunities to significant administrative cost savings. While the acquisition probably will not significantly


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DAMES & MOORE GROUP ANNOUNCES INTENT TO PURCHASE RADIAN INTERNATIONAL
JUNE 24, 1998
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affect earnings this year, it is expected to be highly accretive in the future as we improve overall operating efficiency."

     Following the acquisition, Radian will continue to be managed by Dr. Donald
M. Carlton, who co-founded the company in 1969 and serves as its president.

     "Dames & Moore and Radian appear to be the ideal marriage--both companies are dedicated to quality, innovative approach, and client service. We are very excited by the opportunities this transaction will create," stated Dr. Carlton.

     Dames & Moore Group previously expanded its process and chemical engineering activities in April 1995, when it acquired Walk Haydel. "Radian and Walk Haydel provide complementary services and both have well-established excellent client relationships based on their quality and value creation. Radian's client list includes some of the world's largest chemical, petroleum and manufacturing companies as well as major governmental clients, and will enable us to extend our existing process engineering activities throughout the United States and overseas," stated Darrow.

     The Dames & Moore Group, a global engineering and consulting firm, will now have annualized revenues of approximately $1 billion. The Group's capabilities include environmental, earth science, behavioral science and life science consulting as well as process engineering, and transportation and construction services. Based in Los Angeles, the Group will have over 230 offices spanning 29 countries.

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